Exh 10-b

                     ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement (this "Agreement) is made and entered into on June 1, 2006, by and between Ultradata
Systems, Incorporated, a Delaware corporation (the "Company") and RW Data, Inc., a Delaware corporation (the "Subsidiary").

       WHEREAS, the Company is engaged in the business of manufacturing and selling data retrieval devices (the "Business"); and

       WHEREAS, the Company operates the Business on leased premises located at 1240 Dielmann Industrial Court, St. Louis, MO (the
"Premises"); and

       WHEREAS, the Company has caused the Subsidiary to be formed and organized as the Company's wholly owned subsidiary; and

       WHEREAS, the Company desires to transfer all of the assets of the Business to the Subsidiary and to cause the Subsidiary to assume all liabilities and obligations of the Business accrued as of the time of closing, as more fully described herein;

        NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Subsidiary, intending to be legally bound, agree as follows:

                   ARTICLE 1:  TRANSFER AND ASSIGNMENT

	On the terms and subject to the conditions herein expressed, Company hereby sells, conveys, transfers, assigns, sets over and delivers to Subsidiary at the Time of Closing (as defined in Section 4.1), and Subsidiary assumes and accepts, all of the assets, rights and interests, tangible and intangible, of every kind, nature and description, then owned, possessed or operated by Company and used in the operation of the Business, wheresoever situate (collectively, the "Assets"), including without limitation the following:

        1.1	 Machinery and Equipment.  All machinery, equipment,
computers and computer hardware, office furniture and fixtures, and other fixed or tangible assets;

        1.2	Inventories.  All inventories, including without limitation
merchandise, materials, component parts, production and office supplies, stationery and other imprinted material, promotional materials, and business records;

        1.3	 Licenses and Permits.  All licenses, permits and
authorizations used by the Company to own and operate all of the Assets, to conduct the Business and to occupy the Premises for the purpose of conducing the Business thereon;

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        1.4	 Intangible Property.  All intangible assets of Company
which are transferable including, but not limited to, customer and supplier lists, privileges, permits, licenses, certificates, commitments, registered and unregistered patents, trademarks, service marks and trade names, and applications for registration thereof and the goodwill associated therewith, the right to receive mail related to the Business and the Assets which is addressed to the Company, and the right to telephone numbers used at the Premises in the Business. The following intangible asset is not transferred hereunder: the right to use the name Ultradata Systems or derivations thereof in the Business,

        1.5	Cash and Accounts Receivable.  All accounts receivable,
deposit accounts, cash and cash equivalents and securities owned by the Company;

        1.6	Contract Rights.  All rights and benefits of or in favor of
Company resulting or arising from any contracts, purchase orders, sales orders, forward commitments for goods or services, leases (including security deposits held by the landlord pursuant to the lease of the Premises), franchise or license agreements, beneficial interests in covenants not to compete or confidentiality covenants, the rights of Company related to any other agreements whatsoever which arise out of the operation of the Business; and

        1.7	Claims. Rights to refunds, including rights to and claims
for federal and state income and franchise tax refunds and refunds of other taxes paid based upon or measured by the income of the Business prior to the Closing, and insurance policies and rights accrued thereunder.

                 ARTICLE 2:  ASSUMPTION OF LIABILITIES

        Subsidiary shall assume, pay, perform or discharge any and all debts, liabilities or obligations of any nature of Company, whether contingent or fixed and whether known or unknown, arising from the ownership or operation of the Assets or the Business and the occupation of the Premises which have accrued at the Time of Closing; and Subsidiary shall promptly provide for payment, performance and discharge of the same in accordance with their terms.

             ARTICLE 3:  COLLECTION OF ACCOUNTS RECEIVABLE

	Following the closing, Subsidiary shall have the right to collect the accounts receivable of the Company and to settle, compromise, sue for collection, or take any action whatsoever with
respect to the receivables.   Company shall cooperate with Subsidiary
in notifying customers as to any payment instructions or change of address that Subsidiary may wish to communicate to the customers. In the event Company receives payment of any receivable transferred to the Subsidiary, it shall promptly endorse such payment and deliver it over to the Subsidiary.

                       ARTICLE 4:  THE CLOSING

        4.1	The Closing.  The closing of the transactions contemplated
in this Agreement ("Closing") shall take place simultaneously with the closing of the sale by the Company to Warner Technology & Investment
Corp. of the Series B Preferred Stock of the Company pursuant to the terms of the Series B Preferred Stock Purchase Agreement dated June 1, 2006 among the Company, the Subsidiary and Warner Technology &
Investment Corp.    The effective time of closing is referred to herein
as the "Time of Closing."

        4.2	Deliveries by Company.  At Closing, Company shall deliver
to Subsidiary, in addition to all other items specified elsewhere in this Agreement, the following:

                4.2.1	Such instruments of sale, conveyance, transfer,
assignment, endorsement, direction or authorization as will be required or as may be desirable to vest in Subsidiary, its successors and assigns, all right, title and interest in and to the Assets, subject to any and all mortgages, pledges, liens, encumbrances, equities, charges, conditional sale or other title retention agreements, assessments, covenants, restrictions, reservations, commitments, obligations, or other burdens or encumbrances of any nature whatsoever that exist at the Time of Closing;

                4.2.2	All of the files, documents, papers, agreements,
books of account and records pertaining to the Assets and the Business;

                4.2.3	Actual possession and operating control of the
Assets;

                4.2.4	To the extent required, the consents of third parties
to the assignment and transfer of any of the Assets;

         ARTICLE 5:  COVENANTS ON AND SUBSEQUENT TO THE CLOSING DATE

        On and after the Closing Date, Subsidiary and Company (as the case may be) covenant as follows:

        5.1	Pay Creditors.  Following the Closing, Subsidiary shall pay
all payables and other obligations of Company assumed hereunder by the Subsidiary, as such obligations become due in the ordinary course of
business.   Without limiting the generality of the foregoing,
Subsidiary shall assume the Company's outstanding obligations to Golden Gate Investors, Inc.

        5.2	Insurance Policies.  Subsidiary shall name the Company as
an additional insured on all insurance policies transferred by the Company or any other insurance policies covering the period prior to the Time of Closing.

        5.3	Right to Inspect Records.  The Subsidiary shall
permit the Company and its agents to have reasonable access to the books and accounts of the Subsidiary (at the expense of the Company) for the purpose of filing tax returns, preparing filings required by the Securities and Exchange Commission, and all other legitimate purposes.

        5.4	 Execution of Further Documents.   Upon the request
of either party, the other party shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, assumptions, undertakings, transfers, conveyances, title certificates, powers of attorney and assurances as may be required , in the case of Subsidiary, to convey and transfer to, and vest in, Subsidiary all of Company's right, title and interest in the Assets, and in the case of the Company, to secure the assumption of the Company's obligations and liabilities arising as of the Time of Closing.

                       ARTICLE 6:  INDEMNIFICATION

        6.1	Indemnification by Company.  From and after the Closing, the
Company shall indemnify and save Subsidiary harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim incurred by or asserted against Subsidiary or its assigns due to or resulting from a violation or default by Company with respect to any of Company's covenants, obligations or agreements hereunder or any losses or expenses incurred in connection with, or payments by Subsidiary of any debts, obligations or liabilities of Company arising after the Time of Closing.

        6.2	 Indemnification by Subsidiary.  From and after the
Closing, Subsidiary shall indemnify and save Company harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim, incurred by or asserted against the Company due to or resulting from a violation or default by Subsidiary with respect to any of Subsidiary's covenants, obligations or agreements hereunder and any losses or expenses incurred in connection with, or payments by Company of the liabilities and obligations assumed by the Subsidiary.

        6.3	 Indemnification Procedures.

                6.3.1	The party seeking indemnification ("Indemnified
Party") shall give the indemnifying party ("Indemnifying Party") notice (a "Claim Notice") of its indemnification claim which notice shall (i) be in writing, (ii) include the basis for the indemnification, and
(iii) include the amount Indemnified Party believes is the amount to be indemnified, if reasonably possible.

                6.3.2	 Indemnifying Party shall be deemed to accept
Indemnified Party's claim unless, within twenty (20) business days after receipt of any Claim Notice, Indemnifying Party delivers to Indemnified Party notice of non-acceptance of the indemnification claim, which must (a) be in writing and (b) include the basis for the disagreement.

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                6.3.3	 The parties shall attempt in good faith to resolve
any issues concerning liability and the amount of such claim and any issues which they cannot resolve within thirty (30) days shall be settled by arbitration in accordance with the rules of the American Bar Association, by a sole arbitrator located in Missouri or such other location as the parties shall agree, whose determination shall be final and binding on the parties hereto. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Secs. 1-16, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award legal fees, arbitration costs and other expenses, in whole or in part, to the prevailing party.

                        ARTICLE 7:  MISCELLANEOUS

        7.1	  Benefit.  This Agreement shall be binding upon, and inure
to the benefit of, the parties hereto, their successors, assignees, and beneficiaries in interest.

        7.2	Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of the State of New York.

        7.3	Transfer Taxes.   Company shall pay all taxes imposed on
Company under the laws applicable to the transfer of the Assets.

        7.4	Amendment, Modification and Waiver.  This Agreement may not
be modified, amended or supplemented except by the written agreement of Subsidiary and Company. Any party hereto may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing and signed by the party or parties to be charged.

        7.5	Entire Agreement.  This Agreement and the exhibits,
schedules and other documents expressly provided hereunder or delivered herewith represent the entire understanding of the parties.

        7.6	Notices.  All notices, requests or demands under this
Agreement must be in writing and sent (a) in person, or (b) by overnight delivery carrier for next day delivery, in each case to the address listed below (or if notice of a new address is given, the new address). Notice given in any other manner will not be considered delivered or given. A notice period will start or be treated as being given (i) the next business day after sent by overnight delivery, or
(ii) the day the notice was delivered in person.

                To Subsidiary:  1240 Dielman Industrial Court
                                St. Louis, MO 63132

		To Company:	c/o American Union Securities, Inc.
				100 Wall Street, 15th Floor
				New York, NY 10005

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on June1, 2006.

Ultradata Systems, Incorporated


By: /s/ Monte Ross
------------------------
Monte Ross, Chairman


RW Data, Inc.


By: /s/ Ernest Clarke
-------------------------
Ernest Clarke, President